Exhibit 99.3

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PRN           TOWER REALTY RESPONDS TO PRESS RELEASE BY CRESCENT REAL ESTATE ON
              Nov  2 1998  17:00
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     Crescent's and Reckson's Unwinding of Tower Realty Merger Transaction

     NEW YORK, Nov. 2/PRNewswire/ -- In response to Crescent Real Estate Equities' press release, Tower Realty Trust, Inc. (NYSE: TOW) stated, "No matter how much spin control Crescent and Reckson Associates may attempt, the facts are clear. Crescent and Reckson have willfully breached the merger agreement with Tower Realty and have unequivocally told Tower that they will not proceed with the current transaction. Notwithstanding their allusion to unspecified tax issues, Tower Realty is a real estate investment trust. Backing out of its financial obligations, as pointed out in today's Wall Street Journal, is getting to be the signature of Crescent, with Tower Realty the latest in this string of broken deals. Tower Realty has sued Crescent and Reckson in New York State Supreme Court charging them with willful breach of the merger agreement. Tower Realty is seeking declaratory and other relief including damages of not less than $75 million."

     Tower Realty Trust is a self-managed real estate investment trust engaged in the development, acquisition, ownership, renovation, management and leasing of office properties.

     Tower Realty Trust owns interest in 25 office buildings with an aggregate of approximately 4.6 million square feet (as of June 19, 1998) in the Manhattan, Phoenix/Tucson and Orlando markets, with two-thirds of the Company's rental stream derived from its Manhattan office properties. In addition, the Company owns or has options to acquire approximately 50 acres of land upon which it can build 2.2 million square feet. SOURCE Tower Realty Trust, Inc.